Exhibit 99.1

SPX FLOW Announces Departure of Chief Commercial Officer

CHARLOTTE, N.C., April 19, 2021 -- SPX FLOW, Inc. (NYSE: FLOW), a leading provider of process solutions for the nutrition, health and industrial markets, today announced that Dwight Gibson, Chief Commercial Officer, is leaving the company to assume a new position.

Gibson will be leaving May 1 to assume the position of CEO with a public company that serves the building materials industry. In the interim and to ensure continuity, senior members of the SPX FLOW Commercial organization will work closely with Marc Michael, President and CEO, as well as the rest of the executive leadership team.

“On behalf of the SPX FLOW team, I would like to thank Dwight for his outstanding contributions to SPX FLOW. I’m proud and excited for Dwight to take this next step in his career journey,” said Marc Michael, President and CEO. “I am grateful for the highly skilled and diverse team he has assembled, who will continue to contribute enormous value for our organization.”

“SPX FLOW is a special place made up of people with high integrity and a strategy that positions the Company well for phenomenal success. I am grateful to have had the opportunity to help shape the culture, build out capabilities and assemble a winning team,” said Dwight Gibson, departing Chief Commercial Officer. “I look forward to cheering for the team as they continue to create and deliver world class process solutions for customers.”

About SPX FLOW, Inc.:

Based in Charlotte, N.C., SPX FLOW, Inc. (NYSE: FLOW) improves the world through innovative and sustainable solutions. The company's product offering is concentrated in process technologies that perform mixing, blending, fluid handling, separation, thermal heat transfer and other activities that are integral to processes performed across a wide variety of nutrition, health and industrial markets. SPX FLOW had approximately $1.4 billion in 2020 annual revenues and has operations in more than 30 countries and sales in more than 140 countries. To learn more about SPX FLOW, please visit www.spxflow.com.

Media Contact:
Peter Smolowitz
External Communications Manager
Peter.Smolowitz@spxflow.com
704-390-6918